Corporate High Yield Fund II, Inc.

File No. 811-7103

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Bradley J. Lucido, a Secretary to the Issuer, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf on October 21, 2000; however, a late filing was executed on April 10, 2001.

Mr. Melvin Seiden, Director to the Issuer, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on his behalf on December 10, 2000; however, a late filing was executed on January 9, 2001.